    THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED OCTOBER 23, 1998 AND THE RELATED LETTER OF TRANSMITTAL AND IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES LAWS OF WHICH REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED MADE ON BEHALF OF THE PURCHASER BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                        8,704,238 SHARES OF COMMON STOCK
                                       OF
                               BRC HOLDINGS, INC.
                                       AT
                              $19.00 NET PER SHARE
                                       BY
                          ACS ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                       AFFILIATED COMPUTER SERVICES, INC.

    ACS Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Affiliated Computer Services, Inc., a Delaware corporation ("Parent"), is offering to purchase 8,704,238 shares of common stock, par value $.10 per share (the "Shares"), of BRC Holdings, Inc., a Delaware corporation (the "Company"), at $19.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 23, 1998 and in the related Letter of Transmittal (which together constitute the "Offer").

--------------------------------------------------------------------------------
      THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
       MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 20, 1998, UNLESS
                                    EXTENDED.
--------------------------------------------------------------------------------

    The Offer is being made pursuant to an Agreement and Plan of Merger dated as of October 19, 1998 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer, the Purchaser will be merged with and into the Company (the "Merger"). On the effective date of the Merger, each outstanding Share (other than Shares owned by (i) Parent, the Purchaser or the Company or any direct or indirect subsidiary of Parent or the Company or (ii) stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive $19.00 in cash, without interest.

    The Board of Directors of the Company has unanimously approved the Offer and the Merger and determined that the Offer and the Merger, taken together, are fair to, and in the best interests of, the stockholders of the Company, and recommends that stockholders of the Company accept the Offer and tender their Shares.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER 8,704,238 SHARES (APPROXIMATELY 51% OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS) (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN THE OFFER TO PURCHASE.

    Parent and the Purchaser have entered into a Stock Tender Agreement dated as of October 19, 1998 (the "Stock Tender Agreement") with certain stockholders of the Company who beneficially own 2,968,350 Shares in the aggregate (not including 324,000 Shares issuable under presently exercisable options), representing approximately 17.4% of the outstanding Shares on a fully diluted basis. Under the Stock Tender Agreement, those stockholders have agreed to tender their Shares pursuant to the Offer.

    For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or timely confirmation of book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in
Section 2 of the Offer to Purchase, (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (c) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid by the Purchaser on the purchase price of the Shares, regardless of any delay in making such payment.

    The term "Expiration Date" means 12:00 Midnight, New York City time on Friday, November 20, 1998, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire. The Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement), at any time or from time to time, and regardless of whether or not any of the events set forth in Section 14 of the Offer to Purchase shall have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary. The Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares in the event the Purchaser exercises its right to extend the period of time during which the Offer is open. There can be no assurance that the Purchaser will exercise its right to extend the Offer (other than as required by the Merger Agreement). Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

    If more than 8,704,238 Shares are validly tendered prior to the Expiration Date and not properly withdrawn, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept such Shares for payment on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not properly withdrawn. Because of the difficulty of determining precisely the number of Shares validly tendered and not properly withdrawn, if proration is required, the Purchaser would not expect to announce the final results of proration immediately after the Expiration Date. The Purchaser will announce the preliminary results of proration by press release as promptly as practicable after the Expiration Date, and expects to be able to announce the final results of proration approximately three Nasdaq National Market trading days after the Expiration Date. Holders of Shares may obtain such preliminary information and final results from the Depositary or the Information Agent, and also may be able to obtain such information from their brokers.

    Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Friday,

November 20, 1998, (or, if the Purchaser shall have extended the period of time during which the Offer is open, the latest time and date at which the Offer, as so extended by the Purchaser, shall expire). For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

    The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    The information required to be disclosed by Rule 14d-6(e)(1)(vii) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Requests for copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.

                                77 Water Street

                            New York, New York 10005

                BANKS AND BROKERS CALL COLLECT:  (212) 269-5550

                   ALL OTHERS CALL TOLL-FREE:  (800) 848-3051

October 23, 1998